February 6, 2025

Paul R. Laubscher, Chair

Thrivent Mutual Funds

Thrivent Core Funds

901 Marquette Avenue, Suite 2500

Minneapolis, MN 55402-3211

Dear Mr. Laubscher:

This letter is to confirm to you that Thrivent Asset Management, LLC (the “Adviser”) has contractually agreed to waive certain fees and/or reimburse certain expenses associated with the Funds as of the date of the 2025 prospectus update, as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser subsequent to the Fund’s fiscal year end.

1.

The Adviser has agreed, for as long as the current fee structure is in place and through at least February 28, 2026, to waive an amount equal to any management fees indirectly incurred by the Thrivent Aggressive Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

2.

The Adviser has agreed, for as long as the current fee structure is in place and through at least February 28, 2026, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderately Aggressive Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

3.

The Adviser has agreed, for as long as the current fee structure is in place and through at least February 28, 2026, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderate Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

4.

The Adviser has agreed, for as long as the current fee structure is in place and through at least February 28, 2026, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderately Conservative Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

5.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Government Bond Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.80% of the average daily net assets of the Class A shares.

6.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent International Equity Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 1.16% of the average daily net assets of the Class A shares.

7.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Dynamic Allocation Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.97% of the average daily net assets of the Class A shares.

8.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Money Market Fund equal in the aggregate to 0.05% of the average daily net assets of the Class A shares.

9.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Government Bond Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.50% of the average daily net assets of the Class S shares.

10.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent High Income Municipal Bond Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.60% of the average daily net assets of the Class S shares.

11.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Dynamic Allocation Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.73% of the average daily net assets of the Class S shares.

12.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Mid Cap Growth Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Class S shares

13.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Mid Cap Value Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Class S shares.

14.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Municipal Bond Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.51% of the average daily net assets of the Class S shares.

15.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Small Cap Growth Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.95% of the average daily net assets of the Class S shares.

16.

The Adviser has agreed, through at least February 28, 2026, to waive certain fees and/or reimburse certain expenses associated with the Thrivent Core Low Volatility Equity Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.05% of the average daily net assets of the Fund.

Sincerely,

/s/ Michael W. Kremenak

Michael W. Kremenak
President
Thrivent Mutual Funds